Exhibit 10(i)(N)

Qimonda AG
Confidential Materials Omitted and Filed Separately with the
Securities and Exchange Commission.
Confidential Portions denoted by [***].
Product Purchase And Capacity Reservation Agreement 300mm
- hereinafter referred to as the “Agreement”-
by and between
Winbond Electronics Corporation, with offices in Hsinchu, Taiwan, R.O.C.
- hereinafter referred to as “Winbond”-
and
Infineon Technologies AG, with offices in Munich, Germany
- hereinafter referred to as “Infineon”-
- Winbond and Infineon hereinafter collectively referred to as the “Parties” and severally referred to as a
“Party”-
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Preamble
WHEREAS, Infineon and Winbond, on May 02, 2002, have entered into that certain Know How Transfer Agreement regarding Infineon’s 110nm DRAM technology for use with certain DRAM products and that certain Product Purchasing and Capacity Reservation Agreement and its First Addendum related thereto;
WHEREAS, Infineon and Winbond, simultaneously to this Agreement, have entered into a Know How Transfer and License Agreement 90nm and 300mm (the “90nm-License Agreement”) under which Infineon transfers know how for the 90nm-DRAM technology and the 300mm-manufacturing technology (for the manufacture of inter alia Contract Products as defined below and under which Infineon grants to Winbond the license to manufacture, develop, assemble and sell Contract Products only to Infineon and/or its Subsidiaries;
WHEREAS, Infineon is willing to transfer said Know How and to grant the desired rights and licenses to Winbond subject to Winbond granting a certain Reserved 300mn-Capacity to Infineon as stated in Section 3.1 of this Agreement. It is understood that effectiveness of the 90nm-License Agreement is dependent upon the effectiveness of this Agreement. Therefore the parties hereby agree that the 90nm-License Agreement only comes into effect, if this Agreement is duly signed and executed by both parties.
WHEREAS, the Parties, simultaneously to this Agreement, further wish to enter into a Development Contract in order to develop Jointly Developed Products;
WHEREAS, Infineon is committed to purchase from Winbond and Winbond is committed to sell to Infineon Contract Products and Jointly Developed Products produced by Winbond in its 300mm fab in Taichung for Infineon and/or its Subsidiaries to use, sell and have sold worldwide:
WHEREAS, the Parties wish to establish terms and conditions to govern such transactions;
NOW, THEREFORE, the Parties agree as follows:
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1. DEFINITIONS
For the purpose of this Agreement, the terms set forth in this Article 1, when employed in capital letters, either in the singular or plural form, are defined to mean the following:
1.1	“Contract Products” shall mean the Commodity DRAM-products including its improved and/or modified versions, designed by or on behalf of Infineon, as further described in Annex I of the License Agreement manufactured by Winbond using the Contract Process.

1.2	“Contract Process” shall mean Know How relating to the 90nm DRAM technology process licensed from Infineon to Winbond under the 90nm-License Agreement.

1.3	“Commodity DRAM Products” shall mean mainstream DRAM products, which have a highly standardized specification.

1.4	“Confidential Information”

shall mean any and all commercial and technical data and information of either Party (“Disclosing Party”), which another Party (“Receiving Party”) has received or accessed to under this Agreement, including all data and information of the Disclosing Party or of its Subsidiaries, in relation to the product development technology, know-how, trade secret and other intellectual properties, prices, marketing strategies, costs, customer lists, supplier lists, finance, accounting, business administration, personnel, and the like, and which may be in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or the like or in some other manner to include oral information disclosed by the Disclosing party to the Receiving Party pursuant to this Agreement, provided that such data and information is disclosed in a manner indicating its confidential nature at the time of disclosure and is summarized in writing by the Disclosing Party within thirty (30) days after its oral disclosure.

1.5	“Die”

shall mean an individual integrated circuit on a Wafer.

1.6	“Good Die” shall mean all Dies fulfilling the relevant Product specification.

1.7	“Market Price” for each calendar month of Winbond’s operation (“Winbond Month”) shall mean the average price calculated over the period of such Calendar Month achieved by Infineon in the
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sales of all Contract Product manufactured by Winbond and Commodity DRAM Products manufactured by Infineon respectively differentiated by density and quality grade.

1.8	“ASP Component” for each calendar month of Winbond’s operation (“Winbond Month”) shall mean the monthly average price for either a QC-Component according to the daily average DRAM spot market and contact price as set forth on the DRAMeXchange Marketing Information System, calculated over the period of the respective Calendar Month, differentiated by density, type and quality grade or a NC-Component according to the Infineon price. “Infineon Price” shall mean the actual price at which Infineon sells such NC-Components. Regarding NC-Components the parties agree to the following: If evidence shows, that Infineon’s sales price for NC-Components is not as high as the price Winbond would achieve for such product, both Parties should discuss in good faith whether Winbond should be responsible for the sale.

1.9	“Jointly Developed Products” shall mean products developed by the Parties and being subject to a separate Development Contract. The first Jointly Developed Product shall be the 128M Cellular RAM.

1.10	“Products” shall mean Contract Products and/or Jointly Developed Products.

1.11	“Reserved 300mm-Capacity”

shall mean the extent of the production capacity of Winbond which is used by Winbond to manufacture Products for Infineon and/or Infineon’s Subsidiaries as further specified in Annex 2.

1.12	“Scrap Products”

dies, wafers or packaged parts are considered to be Scrap Products if they do not fully comply with the specifications given within the appropriate document of the Frontend Fab Cluster for the respective Product.

1.13	“Term”

shall mean the period beginning with the date set forth above and ending with the last shipment of, and payment for, Products under this Agreement unless earlier terminated in accordance with the provisions of this Agreement.

1.14	“Transfer Price”

shall mean the respective price charged to Infineon by Winbond for the Jointly Developed Products and the Contract Products respectively according to Annex 1.
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1.15	“Wafer”

shall mean a crystalline substrate for integrated circuit production which when fully processed consists of several potential finished Dies of various grades.

1.16	“Subsidiary”: any company which is or becomes owned or controlled directly or indirectly by a Party hereto as to more than fifty percent (50%) of such company’s issued share capital, voting rights and/or the like

1.17	“Calendar Month” shall mean the month which is two months later than the relevant Winbond Month in the case of Contract Products, mean the month which is one month later than the relevant Winbond Month in the case of Jointly Developed Products.

1.18	“Frontend Fab Cluster” shall mean a group of companies which align their frontend fabs to a synchronized technical, quality and reporting guideline in order to realize economies of scale and common quality standards. On the Effective Date the Frontend Fab cluster members are Infineon Technologies Richmond Limited Partnership, USA, Infineon Technologies Dresden GmbH & Co. OHG, Germany, Infineon Technologies SC300 GmbH & Co. KG, Germany, Inotera Memories Inc, Semiconductor Manufacturing International Corporation, Shanghai and Winbond Electronics Corporation, Hsinchu, Taiwan, and shall further include Joint Ventures, as well as any other Infineon Subsidiary or third party cooperation partner of Infineon that Infineon may add to the Frontend Fab Cluster. The Parties acknowledge that certain members of the Frontend Fab Cluster may cease to be members during the term of this Agreement.

2.	SUBJECT OF THE AGREEMENT

2.1	During the Term of this Agreement, Winbond, subject to the restrictions of the 90nm-License Agreement, shall manufacture and sell to Infineon subject to Infineon’s placing of purchase orders within the scope of the Reserved 300mm-Capacity and Winbonds acceptance thereof—, or at the request of a Subsidiary of Infineon, Products up to the Reserved 300mm-Capacity having specifications and in quantities determined by the mutual agreement of Winbond and Infineon pursuant to this Agreement. For this purpose Winbond will upgrade its 300mm-wafer fab in Taichung towards 90nm-technology and will manufacture within this capacity Contract Products and/or Jointly Developed Products for Infineon using the Contract Process. In no event will Winbond sell Contract Products to any person other than Infineon and/or its Subsidiaries without a prior written consent of Infineon.
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2.2	Infincon shall have the right and obligation to purchase Products — subject to Infineon’s placing of purchase orders within the scope of the Reserved 300mm-Capacity and Winbonds acceptance thereof — up to the Reserved 300mm-Capacity of Winbond regarding the Products.

2.3	Infineon shall have the right and obligation to purchase Products — subject to Infineon’s placing of purchase orders within the scope of the Reserved 300mm-Capacity and Winbonds acceptance thereof — up to the Reserved 300mm-Capacity of Winbond regarding the Products.

2.4	Volume Adjustments

As soon as the Margin (as defined in Annex 1) for Contract Products in the Reserved 300mm-Capacity becomes negative for a period of three consecutive months [***]
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3.	ORDERING, CAPACITY AND SHIPMENT

3.1	Reserved 300mm-Capacity

Winbond shall provide and use the Reserved 300mm-Capacity for the manufacture of (i) Contract Products for the years 2005 until 2008 as further specified in Annex 2, Part I and (ii) Jointly Developed Products until the end of 2009. Winbond agrees to sell its output of Products to Infineon up to the Reserved 300mm-Capacity.

The Reserved 300mm-Capacity constitutes the minimum quantity up to which Infineon will place purchase orders.

The Reserved 300mm-Capacity for Contract Products to be measured in number of wafer, will be out of the 0,09µm production capacity and is further specified in Annex 2 part I.

3.2	In order to plan for the efficient utilization of WINBOND’s manufacturing capacity, the Infineon agree to exchange forecasts with WINBOND and such other information as is reasonably requested by WINBOND. No later than five months before the beginning of each calendar year, WINBOND will provide the Infineon with a preliminary capacity plan in parts of wspw per DRAM process technology of the said calendar year. Within one month after receipt thereof, the Infineon shall provide WINBOND with an annual forecast m units of wspw per DRAM process technology for every week. WINBOND shall use reasonable best efforts to meet the request of the Infineon. Based on the Infineon’ request, WINBOND will (i) plan its production capacity, efficiency and related adjustments and then (ii) prepare an adjusted forecast that will become the basis for the quantity to be purchased by the Infineon during the said calendar year.

Once per month WINBOND will plan parameter values (chips per wafer, yields, cycle times, quality shares) together with the Infineon and synchronized with the Frontend Fab Cluster planning process. WINBOND shall provide the Infineon on a weekly basis with a short term wafer out/chip out forecast as well as reports of actual wafer starts, wafer out/chip out and above mentioned parameter values for each Product. Each kind of manual forecast/report are consolidated into one
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file. In addition, yields, cycle times and wafer starts must be provided accurately and regularly compatible to Infineon IT landscape.

The Parties will further jointly review this forecast mechanism, taking into account practical operation.

WINBOND agrees to follow the latest version of Infineon wafer shipment specification as agreed for the existing 200mm business.

3.3	Purchase Orders

Four (4) working days prior to the beginning of each calendar month, Infineon shall issue to Winbond a non-cancelable purchase order (“Purchase Order”). The Purchase Order shall specify Product mix and quantity based upon the agreed Reserved Capacity, and shall be in an amount sufficient to cover the Reserved Capacity, by Product mix, of Products during such month, and shall specify the applicable price and valid date. Winbond shall be obliged to accept the Purchase Order if it is within the scope of the Reserved Capacity and shall confirm acceptance thereof within three working days after its receipt. Should output during a quarter fall below the ordered quantities of Products, Infineon shall accept delivery of the deficient quantities and issue to Winbond a revised Purchase Order to account for such shortfall. Should output during a quarter exceed the ordered quantities of Products, Infineon shall accept delivery of the additional quantities and Issue to Winbond a supplementary Purchase Order to cover such excess.

3.4	Capacity Records. Throughout the Term of this Agreement Winbond shall cooperate with Infineon to maintain records that accurately reflect utilization of the water capacity by Infineon. Winbond and Infineon shall cooperate to mutually verify these records for accuracy and completeness as often as Infineon may reasonably request but in no event more frequently than monthly.

3.5	Shipping

Winbond shall ship the Products to Infineon as they are produced, or at the request of Infineon to the Subsidiary of Infineon or to subcontractors on Infineon’s instructions. In no event will Winbond maintain any significant inventory for Infineon. Winbond shall ship per the instructions of Infineon. Infineon shall provide Winbond with assistance in meeting its shipping requirements. All freight and other shipping charges, duties, sales, excise or other taxes (other than taxes based on the net income or assets of the Winbond) shall be paid by Infineon. Title and risk of loss shall pass fob according to INCOTERMS 2000.
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3.6	Subject to Section 3.1, Infineon may reschedule or change the mix of Products it has ordered in a Purchase Order by written notice prior to the scheduled delivery, provided that Winbond will have (i) the materials and (ii) the capability to fulfill such revised purchase order within the time available and (iii) that Infineon shall pay for any additional costs incurred and (iv) that Infineon shall buy and take the Products already made per the original Purchase Order. Such change of Purchase Order shall not affect the obligation of Infineon to take and pay for the Products.

4.	PRICE AND PAYMENT

4.1	Winbond shall sell (i) all Contract Products manufactured by it out of the Reserved 300mm-Capacity based on the accepted Purchase Order, to Infineon, or at the request of Infineon to a Subsidiary, on the basis of the Transfer Price as set forth in Annex 1, part I and (ii) all Jointly Developed Products manufactured by it out of the Reserved 300mm-Capacity based on the accepted Purchase Order, to Infineon, or at the request of Infineon to a Subsidiary, on the basis of the Transfer Price as set forth in Annex 1, part II.

4.1.1	Infineon and Winbond first agree on a four months estimated Transfer Price for the Contract Product and the Jointly Developed Products respectively. Fifteen days before the end of the fourth month, Infineon and Winbond will agree on the estimated Transfer Price for the fifth month, fifteen days before the end of the fifth month, Infineon and Winbond shall agree on the estimated Transfer Price for the sixth month, and so on.

4.1.2	Infineon shall use such estimated Transfer Price when placing Purchase Orders with Winbond.

4.1.1	Infineon shall calculate the actual Market Price for a specific month as soon as possible and inform Winbond but in no cases later than fifteen (15) days after the end of the Calendar Month.

4.1.4	Using the actual Market Price established in 4.1.3, Winbond shall calculate the actual Transfer Price for such specific Winbond Month and compare this actual Transfer Price with the original invoiced Transfer Price. If the original invoiced Transfer Price is higher, the difference shall be credited to Infineon by Winbond. If the original invoiced Transfer Price is lower, the difference shall be debited to Infineon by Winbond. Such debits and credits shall be accumulated by Winbond over the span of a calendar quarter and the balance shall be credited or debited to Infineon within fifteen (15) days after the end of each such quarter or when the final figures will be available.

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4.2	Winbond shall issue to Infineon an invoice promptly upon each shipment of Products. Payment terms shall be net on the [***] delivery month remove. Interest at the rate of one percent per month shall be paid on all late amounts. Interest will be calculated based on the original net [***] due date.

5.	PROCESSING

5.1	Scrap Products

Dies, wafers and packaged puts processed by Winbond may need to be scrapped due to product quality issues, defects, or process errors resulting in non compliance with the specifications of the respective Product. Any proceeds from the sale of such Scrap Products, after duducting the sales cost, shall be allocated at a ratio of [***] to Winbond and [***] to Infineon. The Parties agree that Winbond will handle the sales or otherwise disposal of Scrap Products, If evidence shows, that Winbond’s sales price for Scrap Products is not as high as the price Infineon would achieve for such product, both Parties should discuss in good faith whether Infineon should be responsible for the sale. Notwithstanding the above, under no circumstance shall the logos of Winbond or Infineon be marked or inscribed on Scrap Products sold or disposed, or left in blank for sales.

6.	SPECIFICATIONS OF PRODUCTS, USE OF INFINEON’S LOGO

Infineon shall notify with a reasonable lead time Winbond of the electrical, mechanical, quality-related, marking, and packing specifications to be met by all Products purchased by Infineon. Products shall be marked by Winbond with the logo of Infineon as further specified in Annex 5 which shall be affixed to each Product delivered to Infineon. Winbond agrees that it shall not use Infineon’s logo except to mark Products to be delivered to Infineon under this Agreement. If Infineon’s logo has been marked on Products which are subsequently rejected by Infineon’s customers due to non-compliance with product specifications, Winbond and Infineon shall discuss in good faith the procedures to handle such rejects. Upon reasonable advance notice, Infineon shall have the right to audit Winbond’s compliance with the provisions of this Section.

7.	INSPECTIONS

Winbond shall deliver Products which meet the specifications determined under Section 6.

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Infineon may perform, or may have performed on its behalf and at its expense, incoming inspection and tests of delivered Products, and Infineon shall provide notice 10 Winbond of Products which do not meet specifications. Failure to provide notice of rejection within thirty (30) days of receipt of shipment shall be deemed to be an acceptance by Infineon, but such failure to reject shall not preclude Infineon from making a warranty claim under Section 10.

8.	PROCESS CHANGES

8.1	Frontend Fab Cluster

The Parties agree that WINBOND shall become a member of the Frontend Fab Cluster. The basic rules and regulations of the Frontend Fab Cluster are attached hereto as Annex 6. WINBOND shall adhere to the rules and regulations set up for the Frontend Fab Cluster and shall be classified according to synchronization level B as defined in such rules and regulations. The Parlies acknowledge that the Frontend Fab Cluster is established on the basis of reciprocal treatment and contribution by all its members to their joint interest. It is the joint understanding of the Parties, that the WINBOND may follow a dual vendor strategy in the critical areas, which is in line with the rules and regulations of the Frontend Fab Cluster.

8.2	Winbond will, for Contract Products, adopt all process changes submitted by Infineon. Winbond shall only make any process change which may affect Products with the express prior written consent of Infineon. If Winbond requests such changes Winbond shall give advance written notice to Infineon. Winbond shall provide reliability data as Infineon may request to determine if the performance of Products will be affected by any such proposed process change. Information relating to the proposed change and reliability data shall be provided in sufficient detail so as to allow re-qualification of Products. Any such agreed process changes win be handled according to the procedure described in Annex 3, which may be amended from time to time by mutual agreement of the Parties.

9.	QUALITY DATA

Winbond agrees to provide the following information relating to the quality or reliability of the Products and the quality systems used to guarantee these standards. Reference documents clarifying Infineon’s requirements and internal methods shall be agreed between the Winbond and Infineon and then included in Annex 4.

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a.	Winbond agrees to provide reliability data which demonstrates the ability of all Products to meet Infineon’s reliability criteria (test programs), Winbond agrees to provide free of charge support for necessary not cause analysis. Any exceptions to these criteria will be reviewed on a product-by-product basis. Infineon shall have the right to use data that is protected under a non-disclosure agreement for the purposes of preparing sales and promotional information for her customers, Winbond’s reliability testing methods and conditions shall be subject to the review and approval of Infineon.

b.	Winbond agrees that all Products shall meet Infineon’s quality requirements to be referenced in Annex 4. Infineon may review Winbond’s quality measurement and control systems upon reasonable request.

c.	Winbond agrees to maintain reasonable documentation regarding all Products sold to Infineon for ten (10) years after shipment. All Products shall be traceable based on the top side date code. Full history shall include applicable Wafer fab process recipes, quality control data, process deviation notes and probe data as well as assembly records and deviations, burn-in conditions, and final test data.

d.	Winbond agrees to participate in regular quality system reviews for all Products purchased by Infineon. The details of such reviews shall be provided to Winbond by Infineon at least one month in advance.

e.	Winbond agrees to provide timely failure analysis on Products that are beyond Infineon’s analysis capability or which are returned for the purposes of feedback and correlation. Infineon agrees to provide timely failure analysis due to Winbond for the purposes of feedback and correlation.
10.	WARRANTIES

Winbond warrants that, at the time of delivery to Infineon, and for a period of twenty-four (24) months from the date shipment of the Contract Products or Jointly Developed Products to Infineon, all Contract Products and Jointly Developed Products will (i) be clear of any liens and encumbrances, (ii) be free from any defects in material and workmanship attributable to Winbond ’s operation or the operations of Winbond’s supplier, and (iii) will conform to all written specifications of Infineon relating to such Contract Products and Jointly Developed Products which

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were accepted by Winbond in order to manufacture such Contract Products or Jointly Developed Products. Infineon shall advise Winbond of any claims for such defects in writing within the period of the said warranty. If Contract Products or Jointly Developed Products are not as warranted. Winbond shall, at its choice, (i) repair the defect(s), or (ii) replace the defective Contract Products or Jointly Developed Products and be liable for the cost of replacement, re-installing and/or refitting of the Contract Products or Jointly Developed Products, including without limitation any delivery charges, or (iii) reclaim the defective Contract Produce or Jointly Developed Products and reimburse Infineon for costs of handling and transporting of the defective Contract Products or Jointly Developed Products and refund the Transfer Price of the defective Contract Products or Jointly Developed Products.

If the Parties mutually agree on case-by-case basis that Infineon shall undertake the repair or replacement of a Defect in a Contract Products or Jointly Developed Products on behalf of Winbond, Winbond shall compensate Infineon for such said repair or replacement costs, and the costs of handling and transporting of the defective Contract Products or Jointly Developed Products incurred thereby.

Notwithstanding anything to the contrary in this Clause, Infineon shall be entitled to compensation for direct losses, costs and expenses including the costs of exchange of defective Contract Products or Jointly Developed Products In their application and other similar amounts suffered or incurred due to defective Contract Products or Jointly Developed Products attributable to Winbond’s operation or the operations of Winbond’s supplier up to a maximum amount of US$ 1,000,000 per case and up to an aggregate amount of US$ 5,000,000 per year. The obligation of Winbond to replace the defective Contract Products or Jointly Developed Products shall not be limited by this cap.

The paragraph above does not apply to Winbond in the event that any warranty claim is attributable to the manufacturing process/ Contract Process or any design not contributed solely by Winbond.

The aforementioned concludes all warranties and remedies undertaken by Winbond for damages resulting from the non-compliance of the Contract Products and Jointly Developed Products.

11.	Industrial and Intellectual Property Rights

11.1	Contract Products and Jointly Developed Products

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Only as set forth below in 11.1, and subject to the conditions and limitations stated herein below, Winbond agrees to defend and indemnify Infineon from and against any and all justified claims, demands and actions (“Claims”) brought against Infineon and based upon any infringement of intellectual property rights or copy rights (“Claims”) by the Contract Products or the Jointly Developed Products manufactured by Winbond, using Contract Process, and sold to Infineon and/or its Subsidiaries to the extent and insofar as such claim is attributable to Winbond’s unauthorized change of the design, specification or instruction given to Winbond by Infineon for manufacture of Contract Products or Jointly Developed Products.
Winbond agrees to pay all money damages finally awarded against Infineon and attributable solely to any such infringement however not exceeding the maximum amount of US $ [***] per event and up to an overall maximum amount of US $ [***]
As a condition of such defense and indemnification as above, Infineon shall give Winbond prompt written notice of any alleged Claim, shall not accept on his own any such claims and conducts any disputes, including settlements out of court, only in agreement with Winbond and shall give all reasonable assistance to Winbond (at Winbond’s expense) as may be requested by Winbond.
If, as a result of a Claim, Infineon becomes enjoined from using Contract Products or Jointly Developed Products, Winbond shall, at its election (i) procure for Infineon the right to use the Contract Product or Jointly Developed Product or (ii) modify the Contract Product or Jointly Developed Product to become non-infringing or deliver a non-infringing product that meet substantially the same functional specifications as the Contract Products or Jointly Developed Product.
If, as a result of a Claim, Infineon becomes enjoined from using of selling Contract Products or Jointly Developed Products, Infineon shall have no further obligation to order or purchase Contract Products or Jointly Developed Products from Winbond
THE FOREGOING SECTION STATES THE ENTIRE LIABILITY OF WINBOND AND THE EXCLUSIVE REMEDY OF INFINEON WITH RESPECT TO INFRINGEMENT BY CONTRACT PRODUCTS OR JOINTLY DEVELOPED PRODUCTS OF ANY INTELLECTUAL PROPERTY RIGHTS, STATUTORY, EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY STATED IN THIS SECTION, ALL WARRANTIES AGAINST INFRINGEMENT

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OF INTELLECTUAL PROPERTY RIGHTS AS MENTIONED BEFORE ARE HEREBY DISCLAIMED.

12.	MARKETING AND USE

Infineon shall have unrestricted rights to use and sell the Products world-wide through their own sales (force, affiliates, agents and independent distributors, unless otherwise provided for by mandatory law.

13.	CONFIDENTIALITY

13.1	The Parties agree that they shall keep the existence, terms, contents and specifications of this Agreement, and their relationship hereunder in confidence, unless otherwise agreed by the Parties.

13.2	Both Parties agree that either of them as a Receiving Party of Confidential Information shall safeguard such Confidential Information and keep it in strict confidence, and shall use reasonable efforts, consistent with those used in the protection of its own confidential information of similar nature and significance, to prevent the unauthorized disclosure of such Confidential Information to third parties.

13.3	Each Party shall use its bat efforts to limit the dissemination of the Confidential Information solely to its directors, officers, employees, agents, and advisors who have a specific need to know such Confidential Information, provided that its directors, officers, employees, agents, and advisors shall be subject to an equivalent confidentiality obligation under this Agreement.

13.4	Either Party shall not use the Confidential Information for any purposes other than for the performance of this Agreement.

13.5	All Confidential Information disclosed to or received by a Party under this Agreement shall always remain the property of the Disclosing Party. Upon the termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information and any documents or storage media (including any and all transcripts and copies thereof) recording such Confidential Information. At the time when any of the directors, officers, employees, agents or advisors of a Party are discharged from the duty and service relating to this Agreement, such Party shall ensure and undertake to cause each of the discharged directors, officers, employees, agents

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or advisors to return to the Disclosing Party all Confidential Information and any documents or storage media (including any and all transcripts and copies thereof) recording such Confidential Information.

13.6	The confidentiality obligation set forth in this Section shall not apply to any business or technical information in Question if:
13.6.1	it is generally available from public sources or in the public domain; or

13.6.2	it is made available to a third party by the Disclosing Party without imposing any restriction on disclosure;

13.6.3	it is rightful received by the Receiving Party at any time from any third party without any nondisclosure obligation to the disclosure and without breach of this Section; or

13.6.4	is shown to have been developed independently by the Receiving Party without reliance on the Disclosing Party’s Confidential Information or to have been already known to the Receiving Party prior to the disclosure by the Disclosing Party.
13.7	The obligations of the Parties with respect to Confidential Information shall not apply to any disclosure which:
13.7.1	as part of Annexes 2 to 4, must be made to a customer of infineon for the purpose of marketing of Products, if an undertaking of confidentiality is duly procured and the disclosure shall be limited to a need-to-know basis, or

13.7.2	is disclosed to a third party with a prior written consent of the Disclosing Party, or

13.7.3	is made pursuant to an order, of a governmental or judicial agency, or legislative body or disclosure is required by operation of law, provided that the Party so required or requested to make such disclosure shall promptly give the Disclosing Party a prompt nonce of such request so that the Disclosing Party may have an opportunity to defend, limit or protect such disclosure to the extent available under applicable law.

13.8	The obligations imposed by this Section 13 shall continue for a period of three (3) years after termination of this Agreement, of after the receipt of the Confidential Information of concern, whichever comes earlier

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14.	PACKING REQUIREMENTS

The Winbond shall properly pack, mark, and ship all Products to meet the written requirements of Infineon, at Infineon’s expense.

15.	CUSTOMER AUDIT

Upon reasonable prior notice, Winbond shall permit Infineon and/or its Subsidiaries or an Infineon customers to audit Winbond’s facilities and to perform source inspection of customers product if reasonably required by Infineon’s contract with its customer, during business hours. Except with respect to Infineon and its Subsidiaries, such audits shall always exclude clean room areas to avoid contamination. Any such party must comply with security, safety and confidentiality requirements of Winbond. Winbond shall support such audits on a non-discriminatory basis including (i) setting the date of such audit, (ii) presenting the fab quality systems, (iii) supplying guides to support the physical audit, and (iv) taking all requested corrective action to the audit results in a timely manner.

16.	REMEDIES AND LIMITATION OF LIABILITY

In the event of a breach of this Agreement by a Party, any other Party to this Agreement shall be entitled to pursue any remedy at law or in equity that any non-breaching party would have against the breaching Party.

UNLESS EXPRESSLY STATED IN THIS AGREEMENT UNDER SECTION 10 AND II, UNDER NO CIRCUMSTANCES WILL ANY PART TO THIS AGREEMENT, OR ANY SUBSIDIARY OF A PARTY, SEEK OR BE LIABLE FOR LOSS OF DATA, REPROCUREMENT COSTS, LOST REVENUE OR PROFITS OR FOR ANY OTHER SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF THEY WERE FORESEEABLE OR A PARTY HAS INFORMED ANOTHER OF THE POTENTIAL FOR SUCH DAMAGES.

This limitation will apply regardless of the form of action (i.e., whether the mediation, arbitration, lawsuit or claim is in contract or in tort, including negligence).
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17.	SECTION TITLES

Section titles as to the subject matter of particular sections herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

18.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19.	FORCE MAJEURE

No party shall be in default of its obligations under this Agreement to the extent that its performance is delayed or prevented by causes beyond its reasonable control, including, without limitation, acts of God, acts of third party suppliers directly related to performance of work under this Agreement, civil disorders, acts of any civil or military authority,or judicial action. Winbond shall notify Infineon at the earliest indication of any interruption in supplying Products or other difficulty which may impact the availability of Products under this Agreement.

20.	PRECEDENCE

With respect to the subject matter of this Agreement, the provisions of this Agreement shall prevail over any terms in any purchase order, order acknowledgement or other form or agreement.

21.	INFINEON OTHER COMMITMENTS

Infineon will sell to Winbond the necessary mask sets for the production of Contract Products at market price.

22.	ARBITRATION

22.1	Any claims, differences or disputes arising out of or in connection with this Agreement (Dispute), including any question regarding its existence, validity, termination or its performance, or in connection with arrangements regarding the performance of this Agreement shall be settled by an amicable effort on the put of the Parties affected, which shall include a meeting between the
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President of the Infineon Memory Products Group or his equivalent, and the President of Winbond. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the Parties so notifies the other Party in writing.

22.2	If an attempt at settlement has failed, the Dispute shall be finally settled under the International Arbitration Rules of the American Arbitration Association (International AAA-Rules) by three arbitrators appointed in accordance with the International AA A-Rules. The arbitration shall be conducted in the English language by three (3) arbitrators chosen from a list of attorneys who are members of the American Arbitration Associations large complex case panel.

22.3	Each Party shall nominate one arbitrator for confirmation by the competent authority under the applicable International AAA- Rules (Appointing Authority). Both arbitrators, when so confirmed, shall agree on the third arbitrator within 30 (thirty) days. Should the two arbitrators fail, within the above time-limit, to reach agreement on the third arbitrator, such third arbitrator shall be appointed by the Appointing Authority.

22.4	The seat of arbitration shall be in New York, USA. The procedural law of the place of the arbitration shall apply where the Rules are silent.

22.5	The arbitration award shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditure among the respective Parties to the arbitration proceedings.

22.6	The decision of the arbitration proceedings shall be final and binding upon both Parties. Enforcement of the award rendered by the arbitral tribunal may be entered into any court having jurisdiction thereof.

22.7	The arbitrators shall have the authority to issue injunctions or other equitable relief.

23.	Applicable Law

All disputes shall be settled in accordance with the provisions of this Agreement and all other agreements regarding its performance, otherwise in accordance with the substantive law in force in Germany, without reference or recourse to other laws. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.
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24.	MISCELLANEOUS

24.1	This Agreement cannot be modified except by written instrument signed by both Parties and approved by the competent governmental authorities. This requirement of written form can only be waived in writing.

24.2	Except otherwise provided in this Agreement, communications between Infineon and Winbond shall be given in writing, by post, via
e-mail or by telefax, to the following addresses of the Parties or to such other addresses as the Party concerned may subsequently notify in writing to the other Party:

If to Infineon to:

Infineon Technologies AG

Legal Department

P.O. Box 80 0949

81609 Munich, Germany

Tel: + 49 89 234 26991; fax: - +49 89 234 26993

If to Winbond to:

Winbond Electronics Corporation

Legal Department

No. 4, Creation Road III

Science-Based Industrial Park

Hsinchu, Taiwan, R.O.C.

24.3	No right or interest in this Agreement shall be assigned or transferred to any third party by either Winbond or Infineon without first obtaining written consent from the other Party except that Infineon may freely assign this Agreement to a Subsidiary or to a third party to whom all or substantially all of the business unit to which this Agreement pertains is transferred.

24.4	If any provision contained in this Agreement is or becomes ineffective or is held to be invalid by a competent authority or court having final jurisdiction thereover, all other provisions of this
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Agreement shall remain in full force and effect and there shall be substituted for the said invalid provision a valid provision having an economic effect as similar as possible to the original provision.

24.5	This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and shall supersede and cancel all previous agreements, negotiations and commitments, either oral or written, relating hereto.

25.	SURVIVAL

Section 1,10,11,13 (to the extent specified in 13.8), 16, 22, 23 shall survive termination of this Agreement regardless of the basis for such termination. All obligations contemplated to be performed, whether as a whole or in part, after termination of this Agreement, shall in fact survive after termination of this Agreement regardless of the basis for such termination.

26.	ANNEXES

Annexes 1 through 4, which are attached hereto, shall constitute an integral part hereof. The Annexes have the following titles:

Annex 1 Part I: Transfer Price for Contract Products

Annex 1 Part II: Transfer Price for Jointly Developed Products

Annex 2 Part I: Reserved 300mm-Capacity for Contract Products

Annex 3: Product or Process Change Notification

Annex 4: Quality Criteria

Annex 5: Infineon logo
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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized representatives:

Winbond Electronics Corporation		Infineon Technologies AG

[SEAL]

By:	/s/ Ching Chu Chang	By:	/s/ Michael Majerus
Name:	Ching Chu Chang	Name:	Michael Majerus
Title:	President	Title:	MP CFO
Date:	Aug. 6, 2004	Date:	6/8/2004

And By:		And By:	/s/ Klaus Fleischmann

Name:		Name:	Klaus Fleischmann

Title:		Title:	VP Bus. Dev.

Date:		Date:	Aug. 6, 2004

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ANNEX 1
Part 1: TRANSFER PRICE FOR CONTRACT PRODUCTS
o	Purchases of Contract Products shall be according to [***] Transfer Prices.

o	The Transfer price for Contract Products is calculated [***] basis as follows: [***]
Part II: TRANSFER PRICE FOR JOINTLY DEVELOPED PRODUCTS
o	Purchases of Jointly Developed Products shall be on a [***] according to [***]

o	The Transfer price for Jointly Developed Products is calculated on a [***] as follows: [***]
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[***]

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ANNEX 2
Part I.: Reserved 300mm-Capacity for Contract Products
Infineon will reserve and Winbond will provide [***] of Winbond 300mm–capacity (in wspw) for the sale to Infineon. The quantity is based on a maximum of [***] wafers per month total capacity in the Phase 1 and a maximum of [***] wafers per month total capacity including the Phase 2 of the project capped at 15k per month according to the investment plan contemplated by Winbond and Infineon.
The Reserved 300mm–Capacity of [***] will be at least 50% of the Reserved 300mm–Capacity of [***]. There is no capacity allocation on 90nm Contract Product from [***] and beyond The Reserved 300mm–Capacity in [***] will be [***] per month exclusively for Specialty DRAMs. There is no capacity allocation on 90nm Specialty DRAM for Infineon from [***] and beyond.

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ANNEX 3
PRODUCT OR PROCESS CHANGE NOTIFICATION

[ * * * ]

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[***]

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ANNEX 4
QUALITY CRITERIA
[***]

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[***]

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Annex 6
Basic rules and regulations of the Frontend Fab Cluster
[***]

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[***]

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[***]

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